Exhibit 99.1

NEWS RELEASE

Seahawk Drilling, Inc. Appoints William C. Hoffman Senior Vice President and Chief Operating Officer

HOUSTON, Aug. 31, 2009 (GLOBE NEWSWIRE)—Seahawk Drilling, Inc. (NASDAQ: HAWK) today announced that William C. (Kurt) Hoffman has been appointed to the position of Senior Vice President and Chief Operating Officer, and will join the company immediately.

Mr. Hoffman is a 27-year veteran of the oilfield services industry. Since 2004, Kurt has been Vice President Worldwide Marketing at Noble Corporation (NYSE: NE), a leading offshore drilling contractor, where he was also Vice President Western Hemisphere Operations from 2000-2004. Prior to Noble, Mr. Hoffman held several management positions with Triton Engineering Services, including President, and Vice President International Operations. Kurt started his career in the drilling industry with Zapata Offshore Company.

While at Noble, Mr. Hoffman was instrumental in the development and implementation of a successful strategy to grow their business in Mexico, and has been a key element of Noble’s growth in both the U.S. and internationally over the past several years.

Randall D. Stilley, President and Chief Executive Officer of Seahawk Drilling, Inc., stated “Kurt brings a wealth of offshore drilling industry knowledge, leadership and operations expertise to Seahawk Drilling. With this appointment, we have significantly strengthened our senior management team, and I’m looking forward to working with Kurt to establish Seahawk as a leading jackup rig provider.

Our spin-off from Pride International was completed last week. We are excited to be an independent company. Although the current market for our rigs is challenging, the longer term fundamentals for our business are solid. We are well positioned for a very successful future.”

Seahawk Drilling, Inc. is an offshore drilling company headquartered in Houston, Texas. Seahawk owns a fleet of 20 jackup rigs that are located in the United States and Mexico. The company’s shares are traded on the NASDAQ Stock Market under the symbol “HAWK”. Additional information may be found at www.seahawkdrilling.com.

CONTACT:	Seahawk Drilling, Inc. IR Contact Taylor Miele 713-369-7300